Exhibit (a)



Public Relations

PaineWebber Incorporated
1200 Harbor Blvd.
Weehawken, NJ 07087
201 902-6775
201 902-6225 Fax


                                                                    PaineWebber

                                                          FOR IMMEDIATE RELEASE
                                                    ---------------------------
                                           Contact: Sarah Luke or Susan Thomson
                                                                 (212) 713-8391


                  PAINEWEBBER ANNOUNCES FINAL RESOLUTION OF
                          LIMITED PARTNERSHIP ISSUES


     NEW YORK, January 18, 1996 -- PaineWebber Group Inc. (NYSE: PWJ) today announced a series of actions that, taken together, will constitute a final and comprehensive resolution of the issues related to the firm's sale of public proprietary limited partnerships in the 1980s and early 1990s. Those actions include:

 .           An agreement to settle all pending class actions;
 .           A settlement with the Securities and Exchange Commission (SEC); and
 .           An agreement to settle with the various state regulators.

Terms of the Settlements
------------------------
      The agreements announced today include a class action settlement of $125 million and other non-cash consideration; an SEC administrative order creating a capped $40 million fund; a civil penalty of $5 million levied by the SEC; and payments aggregating $5 million to state securities administrators. In addition, PaineWebber has paid claims that approximate $120 million over the past several years primarily through the firm's pre-existing Early Dispute Resolution processes, with commitments to pay $7.5 million of additional investor claims, all as reflected in the SEC's administrative order.
      PaineWebber's previously-announced pre-tax charge of $200 million in the second quarter of 1995 will cover the costs of resolving all these limited partnership claims, with the exception of certain administrative expenses related to the settlements and their implementation. PaineWebber will take a fourth quarter 1995 pre-tax charge of $30 million to cover these additional expenses. The difference between the $230 million in pre-tax charges and the total sums 1) paid or to be paid to settle client claims ($292.5 million); 2) to be paid to the SEC and various state regulators ($10 million); and 3) reserves for administrative expenses ($30 million), principally represents monies already paid in prior periods to clients and for related expenses.

                                  -more-

      In a separate release, issued today, PaineWebber announced its financial results for the fourth quarter and full year 1995.
      As part of the SEC settlement, PaineWebber will retain an independent consultant to review the firm's policies and procedures concerning retail brokerage operations and the dissemination of sales and marketing materials. In addition, a committee of PaineWebber Incorporated's Board of Directors will oversee policies related to the firm's compliance efforts, and monitor the implementation of any recommendations by the consultant.

Resolution of Limited Partnership Issues
----------------------------------------
       Announcing the comprehensive resolution of limited partnership issues, PaineWebber Chairman and Chief Executive Officer Donald Marron commented:

        "In addressing this matter over the past few years, culminating in our announcement today, we pursued two overriding objectives -- first, to resolve the issues raised by clients and regulators responsibly and cooperatively; and, second, to do everything we can to ensure that similar issues do not recur. We have now achieved both of these objectives, fulfilled our commitments to clients, and put this matter behind us.

        "We accept our full share of responsibility for the situation that arose in connection with certain limited partnerships sold in the 1980s and early 1990s, and we deeply regret the deficiencies in certain past practices -- as well as the unauthorized and unacceptable behavior of a small number of employees -- that led to these issues."

        The company said, starting in the early 1990s, it had developed advanced compliance and oversight practices, in order to enhance safeguards for its clients. Among the many changes instituted, in this regard, have been the enhancement of an Early Dispute Resolution process for the prompt and fair resolution of legitimate client concerns; the adoption of new guidelines for the management and supervision of the firm's retail network; the development and implementation of the Trade Monitoring System, which rapidly analyzes trading data and provides Branch Managers with an effective supervisory tool; increased legal and compliance staffing; and modified compensation practices to reinforce the alignment of interests between the firm's Investment
Executives and its clients. These efforts demonstrate the firm's commitment to industry leadership on compliance issues.
        "With these partnership issues now behind us, and our strong operating performance discussed in our earnings release, we look to the future with great confidence in the prospects for this firm and its people," Mr. Marron concluded.


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